UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013 (June 18, 2013)

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN		38401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (931) 380-2265

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, the boards of directors of Community First, Inc. (the “Company”) and Community First Bank & Trust, the Company’s wholly owned bank subsidiary (the “Bank”), increased the size of each board of directors by adding two new members. To fill the vacancies, Robert E. Daniel and Michael D. Penrod were appointed to each of the boards of directors of the Company and the Bank as independent directors. In accordance with the bylaws of the Company and the bylaws of the Bank, Messrs. Daniel and Penrod will serve as directors until the next annual meeting of shareholders or until their successors are elected and qualified. Messrs. Daniel and Penrod were also appointed to the Compensation Committee of the Company.

There are no arrangements or understandings between either Mr. Daniel or Mr. Penrod and any other persons pursuant to which either of them was selected as a director. Additionally, there are no related party transactions involving Messrs. Daniel or Penrod and the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)) in connection with their appointments described above. Messrs. Daniel or Penrod will receive compensation in accordance with the Company’s existing compensation arrangements for non-employee directors. Such compensation is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2013, and currently includes a mixture of a cash retainer and fees for board membership, committee membership and committee chairmanship, as well as equity-based awards issued under the Company’s equity incentive plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Name:	Jon Thompson
Title:	Chief Financial Officer

Date:   June 24, 2013